Exhibit 99.3

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Extends Credit Agreement
LOS ANGELES, CA., January 17, 2008 — Motorcar Parts of America, Inc. (“MPA”) (NASDAQ: MPAA), a leading provider of remanufactured alternators and starters for the automotive aftermarket, today announced that it has extended the term of its $35.0 million credit facility with Union Bank of California, N.A. to October 1, 2009. Previously, the credit facility was scheduled to expire on October 1, 2008.
“We are excited to extend our relationship with our bank as we push to grow our business,” said Mr. Selwyn Joffe, MPA’s Chairman, President and CEO.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, our ability to renew the contract with our largest customer that is scheduled to expire in August 2008 and the terms of any such renewal, the increasing demands on our working capital, including the significant strain on working capital associated with large remanufactured core inventory purchases from customers of the type we have increasingly made, our ability to obtain any additional financing we may seek or require, our ability to achieve positive cash flows from operations, potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures or the material weaknesses in our internal controls over financial reporting, the outcome of the existing review of our custom duties payments and procedures, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, including increased competition from Chinese manufacturers, difficulty in obtaining used cores and component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed herein and in the Company’s filings with the SEC.

For more information, contact:
CCG Investor Relations Crocker Coulson, President crocker.coulson@ccgir.com (646) 213-1915 or Elaine Ketchmere, VP Financial Writing elaine.ketchmere@ccgir.com (310) 231-8600 ext. 119	Motorcar Parts of America, Inc. Selwyn Joffe Chairman, President & CEO (310) 972-4005
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